            FOR IMMEDIATE RELEASE

Investor Contact	Media Contact
Mark Feuerbach	Ryan Flaim
Innophos	Sharon Merrill Associates
609-366-1204	617-542-5300
investor.relations@innophos.com	iphs@investorrelations.com

INNOPHOS HOLDINGS, INC. REPORTS
THIRD-QUARTER 2017 RESULTS

Q3 Earnings Performance Exceeds Expectations
Novel Ingredients Integration Progressing as Planned
Full Year Revenue Guidance Raised; Earnings Guidance Maintained

CRANBURY, New Jersey – (October 31, 2017) – Innophos Holdings, Inc. (NASDAQ: IPHS) today announced its financial results for the third quarter ended September 30, 2017.

Highlights

•	Q3 earnings performance exceeded expectations; strongest adjusted diluted EPS performance in twelve quarters

•	Closed expediently on acquisition of Novel Ingredients; delivered $10 million of sales and accretive to EPS

•	Disciplined integration process established; unified Nutrition sales team presented during annual SupplySide West trade show

•	Food, Health and Nutrition (FHN) segment up 5% as Novel Ingredients’ revenue contribution more than offset natural disasters-related demand impacts, as well as pricing decline

•	Delivered $1 million of new Phase 2 Operational Excellence cost savings in the areas of MRO, packaging and logistics; committed to achieve full target of $13 million

•	Full year 2017 revenue guidance increased to reflect Novel’s contribution, and adjusted EBITDA maintained; both forecasted to be in line with prior year
“We delivered a solid third quarter on both the top and bottom line, including the strongest adjusted diluted EPS performance in the past twelve quarters,” said Kim Ann Mink, Ph.D., Chairman, President and Chief Executive Officer. “During the quarter we swiftly closed our Novel Ingredients acquisition, which in its first five weeks of operations contributed $10 million in sales and was $0.01 accretive to EPS excluding purchase accounting expenses.”

“We have made excellent progress with the integration of Novel Ingredients, facilitated by a disciplined integration process led by our newly created Integration Management Office (IMO), and with oversight by an Executive Steering Committee. We already achieved several key milestones, including the integration of our Nutrition sales force. We continue to work toward delivering the $15 million of identified cost and tax synergies and we remain encouraged by the potential for cross-selling opportunities.”

“We are mapping out a repeatable integration process that will be instrumental to drive toward our Vision 2022 growth aspirations,” said Mink. “To that end, we continue to actively evaluate several strategic growth opportunities that advance our goal of being a leading specialty ingredient solutions provider to attractive FHN markets and more closely align Innophos with consumer mega-trends such as health and wellness, energized aging, and clean labels.”

“Executing against our Operational Excellence pillar remains a key priority,” continued Mink. “The implementation of our Phase 2 program involves process, systems and organizational changes to optimize our MRO, packaging and logistics costs. In Q3, we delivered $1 million of savings. We remain on track to deliver $13 million of Phase 2 total savings.”

“Going forward, we remain steadfastly focused on executing against our three strategic pillars of Operational Excellence, Commercial Excellence and Strategic Growth to advance toward our Vision 2022 goals and deliver shareholder value,” concluded Mink.

Third Quarter Results
Variance $ and Variance % in the following tables may not foot due to rounding

$ Millions except EPS

Quarter 3	2017	2016	Variance $	Variance %
Sales	184	186	(2)	(1)%
Net Income	12	14	(2)	(15)%
Adj. Net Income	15	15	1	5%
EBITDA	29	32	(3)	(10)%
Adj. EBITDA	35	34	1	3%
Diluted EPS	0.58	0.69	(0.10)	(15)%
Adj. Diluted EPS	0.78	0.75	0.03	5%
Cash from Ops	27	40	(13)	(32)%
Free Cash Flow	19	33	(14)	(43)%

•	Q3 sales were broadly in line with prior year with higher sales in the FHN segment.

•	Adjusted EBITDA of $35 million, a year-over-year increase of 3%, yielded a margin of 19%, up 79 basis points versus prior year.

•	Operational Excellence initiatives continued to make a strong contribution with favorable input costs more than offsetting lower selling prices and driving year-over-year gross margin enhancement.

•	GAAP Net income and EPS were adversely affected by purchase accounting and M&A related expenses.

•	Cash flow was positive but down year-over-year due to large working capital improvements in Q3 2016.

•	Capex was up $2 million versus the prior year quarter, mostly due to the Geismar deep well investments. The Geismar project is forecasted to come in under budget.

Q3 Segment Financials

Sales	2017 $ Millions	2016 $ Millions	Variance $	Variance %
FHN	98	94	5	5%
IS	68	70	(2)	(4)%
Other	18	22	(4)	(20)%
Total Innophos	184	186	(2)	(1)%

Adj. EBITDA	2017 $ Millions	2016 $ Millions	2017 Margin	2016 Margin
FHN	19	20	19%	22%
IS	14	11	21%	15%
Other	2	3	11%	15%
Total IPHS	35	34	19%	18%
Note: See Adjusted EBITDA reconciliation to EBITDA in the financial tables that follow

•	FHN represented 53% of total Company sales and were up due to the contribution from Novel Ingredients which more than offset the 3% price decline, in line with expectations.

•	FHN Q3 margins were strong at 19%, down from the year-ago quarter due primarily to customer mix.

•	IS margins improved 628 basis points versus Q3 2016 primarily due to lower input costs.

•
Other sales were down due to strong commodity fertilizer sales in the prior-year period. The tolling arrangement has resulted in margins ranging from 8-12% in 2017, avoiding margin volatility seen in prior years.

Year-to-date Results
Variance $ and Variance % in the following tables may not foot due to rounding

$ Millions except EPS

YTD Quarter 3	2017	2016	Variance $	Variance %
Sales	529	558	(29)	(5)%
Net Income	34	39	(5)	(13)%
Adj. Net Income	38	40	(1)	(4)%
EBITDA	83	91	(8)	(9)%
Adj. EBITDA	93	95	(3)	(3)%
Diluted EPS	1.70	1.96	(0.26)	(13)%
Adj. Diluted EPS	1.94	2.03	(0.09)	(4)%
Cash from Ops	47	82	(35)	(43)%
Free Cash Flow	22	56	(34)	(61)%

•	YTD sales comparisons were adversely affected by H2 2016 pruning actions management took on lower margin, less differentiated applications.

•	Adjusted EBITDA margin was up 43 basis points versus the prior year period due to lower input costs and Operational Excellence savings.

•	Cash flow variances were unfavorable to prior year due to significant working capital reductions made in 2016.

YTD Quarter 3 Segment Financials

Sales	2017 $ Millions	2016 $ Millions	Variance $	Variance %
FHN	282	287	(5)	(2)%
IS	199	217	(18)	(8)%
Other	49	54	(6)	(10)%
Total Innophos	529	558	(29)	(5)%

Adj. EBITDA	2017 $ Millions	2016 $ Millions	2017 Margin	2016 Margin
FHN	53	61	19%	21%
IS	34	31	17%	14%
Other	5	3	11%	6%
Total IPHS	93	95	18%	17%
Note: See Adjusted EBITDA reconciliation to EBITDA in the financial tables that follow

•	FHN YTD sales were down due to unfavorable mix which had an adverse effect on average selling prices.

•	IS YTD sales were primarily affected by H2 2016 pruning actions, resulting in improved adjusted EBITDA margin.

•	Other sales were down versus prior year, but benefitted at the adjusted EBITDA margin level from the new tolling arrangement.

Full Year 2017 Outlook

The Company increased its full year 2017 sales guidance, and maintained its adjusted EBITDA. Both are forecasted to be broadly in line with prior year.

2017 guidance reflects the contributions from Novel Ingredients in both Q3 and Q4 with estimated sales of $35 million.

Q4 is expected to reflect typical seasonality with lower sequential sales and unfavorable mix.

Demand impact from the recent natural disasters is expected to carry into Q4 and forecasted to have an unfavorable $3 million effect on sales for the full year.

An estimated $3 million of Phase 2 Operational Excellence savings will take effect in 2017, $2 million of which will be recorded in Q4. Near term logistics savings are being impacted by lack of trucking equipment availability following recent hurricanes.

The Company is planning a manufacturing stoppage in Q4 as a first step in a broader plant maintenance and supply chain optimization program that will be phased throughout 2018, demonstrating our continued commitment to our phosphates product portfolio. This stoppage will impact earnings adversely by approximately $4 million due to maintenance expense, lower fixed costs absorption and higher cost of externally sourced material.

Q4 2017 is forecasted to show double digit sales and adjusted EBITDA growth versus prior year.

Conference Call

Innophos will host its third quarter 2017 conference call on Tuesday, October 31, 2017 at 9:00 am ET to discuss its earnings results. The call can be accessed by dialing 1-877-604-1612 (U.S.) or 1-201-389-0883 (international). No passcode is required. Please dial in approximately 15 minutes ahead of the start time to ensure timely entry to the call. The Q3 2017 earnings call presentation will be made available on the Company’s website the morning of the call. A replay will be available between 11:30 am ET on October 31 and 11:59 pm ET on November 15, 2017. The replay is accessible by dialing 1-877-660-6853 (U.S.) or 1-201-612-7415 (international) and entering passcode 13672461#. Additional information on Innophos’ third quarter results can also be found on the Company’s website.

About the Company
Innophos is a leading international producer of specialty ingredient solutions that deliver far-reaching, versatile benefits for the food, health, nutrition and industrial markets. We leverage our expertise in the science and technology of blending and formulating phosphate, mineral and botanical based ingredients to help our customers offer products that are tasty, healthy, nutritious and economical. Headquartered in Cranbury, New Jersey, Innophos has manufacturing operations across the United States, in Canada, Mexico and China. For more information, please visit www.innophos.com. 'IPHS-G'
SOURCE Innophos Holdings, Inc.
###
Financial Tables Follow

Safe Harbor for Forward-Looking and Cautionary Statements

This press release contains or may contain forward-looking statements within the meaning of Section 27a of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends these forward-looking statements to be covered by the safe harbor provisions for such statements. Statements made in this press release that relate to our future performance or future financial results or other future events (which may be identified by such terms as “expect”, “estimate”, “anticipate”,  “assume”, “believe”, “plan”, “intend’, “may”, “will”, “should”, “outlook”, “guidance”, “target”, “opportunity”, “potential” or similar terms and variations  or the negative thereof) are forward-looking statements, including the Company’s expectations regarding the business environment and the Company’s overall guidance regarding future performance and growth. These statements are based on our current beliefs and expectations and are subject to significant risks and uncertainties. Actual results may materially differ from the expectations expressed in or implied by these forward-looking statements. Factors that could cause the Company’s actual results to differ materially include, but are not limited to: (1) global macroeconomic conditions and trends; (2) the behavior of financial markets, including fluctuations in foreign currencies, interest rates and turmoil in capital markets; (3) changes in regulatory controls regarding tariffs, duties, taxes and income tax rates; (4) the Company’s ability to implement and refine its Vision 2022; (5) the Company’s ability to successfully identify and complete acquisitions in line with its Vision 2022 and effectively operate and integrate acquired businesses to realize the anticipated benefits of those acquisitions; (6) the Company’s ability to realize expected cost savings and efficiencies from its performance improvement and other optimization initiatives; (7) the Company’s ability to effectively compete in its markets, and to successfully develop new and competitive products that appeal to its customers; (8) changes in consumer preferences and demand for the Company’s products or a decline in consumer confidence and spending; (9) the Company’s ability to benefit from its investments in assets and human capital and the ability to complete projects successfully and on budget; (10) economic, regulatory and political risks associated with the Company’s international operations, most notably Mexico and China; (11) volatility and increases in the price of raw materials, energy and transportation, and fluctuations in the quality and availability of raw materials and process aids; (12) the impact of a disruption in the Company’s supply chain or its relationship with its suppliers; (13) the Company’s ability to comply with, and the costs associated with compliance with, U.S. and foreign environmental protection laws and (14) the Company’s ability to meet quality and regulatory standards in the various jurisdictions in which it has operations or conducts business. We caution you to consider the important risks and other factors as set forth in the forward-looking statements section and in Item 1A Risk Factors in our most recent Annual Report on Form 10-K, as amended by subsequent reports on Forms 10-Q and 8-K. We do not undertake to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

Summary Profit & Loss Statement

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statement of Operations (Unaudited)
(Dollars In thousands, except per share amounts or share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

Net sales	$183,839	$186,037	$528,923	$557,555
Cost of goods sold	142,870	145,497	412,335	440,149
Gross profit	40,969	40,540	116,588	117,406
Operating expenses:
Selling, general and administrative	20,894	17,749	60,069	51,716
Research & development expenses	1,065	896	2,713	2,913
Total operating expenses	21,959	18,645	62,782	54,629
Operating income	19,010	21,895	53,806	62,777
Interest expense, net	1,630	1,915	4,435	5,627
Foreign exchange loss (gain)	100	110	(35)	426
Income before income taxes	17,280	19,870	49,406	56,724
Provision for income taxes	5,698	6,227	15,678	18,135
Net income	$11,582	$13,643	$33,728	$38,589

Diluted Earnings Per Participating Share	$0.58	$0.69	$1.70	$1.96
Diluted weighted average participating shares outstanding	19,699,015	19,670,159	19,695,529	19,572,003
Dividends paid per share of common stock	$0.48	$0.48	$1.44	$1.44
Dividends declared per share of common stock	$0.48	$0.48	$1.44	$1.44

Adjusted EBITDA Reconciliation to Net Income

(Dollars in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net Income	$11,582	$13,643	$33,728	$38,589
Interest expense, net	1,630	1,915	4,435	5,627
Provision for income taxes	5,698	6,227	15,678	18,135
Depreciation & amortization	9,878	10,043	29,009	28,607
EBITDA	28,788	31,828	82,850	90,958

Adjustments
Non-cash stock compensation	711	758	2,997	2,584
Foreign exchange loss (gain)	100	110	(35)	426
Severance/Restructuring expense (income)	1,298	1,508	2,624	1,465
Inventory fair value adjustment	1,395	0	1,395	0
M&A related costs	2,954	0	2,954	0
Adjusted EBITDA	$35,246	$34,204	$92,785	$95,433

Percent of Sales	19.2%	18.4%	17.5%	17.1%

Adjusted Net Income Reconciliation to Net Income

(Dollars in thousands, except EPS)	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net Income (loss)	$11,582	$13,643	$33,728	$38,589

Pre-tax Adjustments
Foreign exchange loss (gain)	100	110	(35)	426
Severance/Restructuring expense (income)	1,298	1,508	2,624	1,465
Inventory fair value adjustment	1,395	0	1,395	0
M&A related costs	2,954	0	2,954	0
Total Pre-tax Adjustments	5,747	1,618	6,938	1,891

Income tax effects on Adjustments	1,895	507	2,241	582
Adjusted Net Income	$15,434	$14,754	$38,425	$39,898

Adjusted Diluted Earnings Per Participating Share	$0.78	$0.75	$1.94	$2.03

Segment Adjusted EBITDA Reconciliation to EBITDA

(Dollars in thousands)	Three Months Ended September 30, 2017				Three Months Ended September 30, 2016

	FHN	IS	Other	Total	FHN	IS	Other	Total
EBITDA	$16,442	$13,491	($1,145)	$28,788	$19,649	$10,237	$1,942	$31,828

Non-cash stock compensation	402	282	27	711	440	318	0	758
Foreign exchange loss (gain)	(71)	0	171	100	0	0	110	110
Severance/Restructuring exp.(inc.)	631	667	0	1,298	195	0	1,313	1,508
Inventory fair value adjustment	1,395	0	0	1,395	0	0	0	0
M&A related costs	0	0	2,954	2,954	0	0	0	0
Adjusted EBITDA	$18,799	$14,440	$2,007	$35,246	$20,284	$10,555	$3,365	$34,204

	Nine Months Ended September 30, 2017				Nine Months Ended September 30, 2016

	FHN	IS	Other	Total	FHN	IS	Other	Total
EBITDA	$49,098	$31,666	$2,086	$82,850	$59,326	$29,934	$1,698	$90,958

Non-cash stock compensation	1,696	1,187	114	2,997	1,479	1,033	72	2,584
Foreign exchange loss (gain)	(101)	0	66	(35)	0	0	426	426
Severance/Restructuring exp.(inc.)	1,296	1,302	26	2,624	340	0	1,125	1,465
Inventory fair value adjustment	1,395	0	0	1,395	0	0	0	0
M&A related costs	0	0	2,954	2,954	0	0	0	0
Adjusted EBITDA	$53,384	$34,155	$5,246	$92,785	$61,145	$30,967	$3,321	$95,433

Cash From Operations Reconciliation to EBITDA

(Dollars in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
EBITDA	$28,788	$31,828	$82,850	$90,958

Operating Working Capital	2,026	18,662	(19,032)	32,387
Taxes paid	(2,659)	(8,394)	(14,024)	(34,837)
Interest paid	(1,606)	(1,800)	(4,291)	(5,298)
All other including non-cash stock compensation and changes in other long-term assets and liabilities	752	(531)	1,154	(1,406)
Net cash provided from operations	$27,301	$39,765	$46,657	$81,804

Cash From Operations Reconciliation to Adjusted EBITDA

(Dollars in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Adjusted EBITDA	$35,246	$34,204	$92,785	$95,433

Operating Working Capital	(3,721)	17,044	(25,970)	30,496
Taxes paid	(2,659)	(8,394)	(14,024)	(34,837)
Interest paid	(1,606)	(1,800)	(4,291)	(5,298)
All other including changes in other long-term assets and liabilities	41	(1,289)	(1,843)	(3,990)
Net cash provided from operations	$27,301	$39,765	$46,657	$81,804

Free Cash Flow Reconciliation to Cash From Operations

(Dollars in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

Cash From Operations	$27,301	$39,765	$46,657	$81,804
Capital Expenditures	(8,573)	(7,137)	(24,650)	(25,675)
Free Cash Flow	$18,728	$32,628	$22,007	$56,129

Segment Reporting – Third Quarter

	Three Months Ended September 30,		Net Sales
	2017	2016	% Change
Segment Net Sales
Food, Health and Nutrition	$98,276	$93,586	5.0%
Industrial Specialties	67,682	70,124	(3.5)%
Other	17,881	22,327	(19.9)%
Total	$183,839	$186,037	(1.2)%

Segment EBITDA
Food, Health and Nutrition	$16,442	$19,649
Industrial Specialties	13,491	10,237
Other	(1,145)	1,942
Total	$28,788	$31,828

Segment EBITDA % of net sales
Food, Health and Nutrition	16.7%	21.0%
Industrial Specialties	19.9%	14.6%
Other	(6.4)%	8.7%
Total	15.7%	17.1%

Depreciation and amortization expense
Food, Health and Nutrition	$5,664	$5,802
Industrial Specialties	3,488	2,957
Other	727	1,284
Total	$9,879	$10,043

Segment Reporting – Year-to-date

	Nine Months Ended September 30,		Net Sales
	2017	2016	% Change
Segment Net Sales
Food, Health and Nutrition	$281,558	$286,660	(1.8)%
Industrial Specialties	198,721	216,591	(8.3)%
Other	48,644	54,304	(10.4)%
Total	$528,923	$557,555	(5.1)%

Segment EBITDA
Food, Health and Nutrition	$49,098	$59,326
Industrial Specialties	31,666	29,934
Other	2,086	1,698
Total	$82,850	$90,958

Segment EBITDA % of net sales
Food, Health and Nutrition	17.4%	20.7%
Industrial Specialties	15.9%	13.8%
Other	4.3%	3.1%
Total	15.7%	16.3%

Depreciation and amortization expense
Food, Health and Nutrition	$16,884	$15,845
Industrial Specialties	10,346	9,554
Other	1,779	3,208
Total	$29,009	$28,607

Price / Volume

The Company calculates pure selling price dollar variances as the selling price for the current year to date period minus the selling price for the prior year to date period, and then multiplies the resulting selling price difference by the prior year to date period volume. The current quarter selling price dollar variance is derived from the current quarter year to date selling price dollar variance less the previous quarter year to date selling price dollar variance. The selling price dollar variance is then divided by the prior period sales dollars to calculate the percentage change. Volume variance is calculated as the total sales variance minus the selling price variance and refers to the revenue effect of changes in tons sold at the relative prices applicable to the variation in tons, otherwise known as volume/mix.

The following table illustrates the percentage changes in net sales by reportable segments compared with the same period of the prior year, including the effect of selling price and volume/mix changes upon revenue:

	Three Months Ended September 30, 2017			Nine Months Ended September 30, 2017

Reportable Segments	Price	Volume/Mix	Total	Price	Volume/Mix	Total
Food, Health and Nutrition	(3.4)%	8.4%	5.0%	(3.6)%	1.8%	(1.8)%
Industrial Specialties	(4.8)%	1.3%	(3.5)%	(6.1)%	(2.2)%	(8.3)%
Other	(7.9)%	(12.0)%	(19.9)%	(7.3)%	(3.1)%	(10.4)%
Total	(4.5)%	3.3%	(1.2)%	(5.0)%	(0.1)%	(5.1)%

Summary Cash Flow Statement

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Dollars in thousands)

	Nine Months Ended September 30,
	2017	2016
Cash flows provided from operating activities
Net income	33,728	38,589
Adjustments to reconcile net income to net cash provided from operating activities:
Depreciation and amortization	29,009	28,607
Amortization of deferred financing charges	322	505
Deferred income tax (benefit) provision	(14)	363
Gain on sale of building	(153)	—
Share-based compensation	2,996	2,329
Changes in assets and liabilities:
Increase in accounts receivable	(13,024)	(107)
Decrease in inventories	2,873	33,092
Decrease in other current assets	151	2,102
Decrease in accounts payable	(7,566)	(2,545)
Increase (decrease) in other current liabilities	1,666	(16,145)
Changes in other long-term assets and liabilities	(3,331)	(4,986)
Net cash provided from operating activities	46,657	81,804
Cash flows used for investing activities:
Capital expenditures	(24,650)	(25,675)
Proceeds from sale of building	1,028	—
Acquisition of businesses, net of cash acquired	(124,984)	—
Net cash used for investing activities	(148,606)	(25,675)
Cash flows provided by (used for) financing activities:
Proceeds from exercise of stock options	—	9
Long-term debt borrowings	146,000	36,000
Long-term debt repayments	(36,000)	(49,002)
Excess tax (deficiency) benefit from exercise of stock options	—	(346)
Restricted stock forfeitures	(738)	(331)
Dividends paid	(28,095)	(27,891)
Net cash provided by (used for) financing activities	81,167	(41,561)
Effect of foreign exchange rate changes on cash and cash equivalents	27	323
Net change in cash	(20,755)	14,891
Cash and cash equivalents at beginning of period	53,487	17,905
Cash and cash equivalents at end of period	32,732	32,796

Summary Balance Sheets

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars In thousands)

	September 30, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$32,732	$53,487
Accounts receivable, net	102,162	77,692
Inventories	148,536	128,295
Other current assets	25,479	23,894
Total current assets	308,909	283,368
Property, plant and equipment, net	211,601	205,459
Goodwill	139,459	84,373
Intangibles and other assets, net	110,797	69,811
Total assets	$770,766	$643,011
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of capital leases	$4	$0
Accounts payable, trade and other	59,969	51,611
Other current liabilities	47,945	43,605
Total current liabilities	107,918	95,216
Long-term debt	295,006	185,000
Other long-term liabilities	14,072	15,569
Total stockholders’ equity	353,770	347,226
Total liabilities and stockholders’ equity	$770,766	$643,011

Additional Information
Net debt is a supplemental financial measure that is not required by, or presented in accordance with, US GAAP. The Company believes net debt is helpful in analyzing leverage and as a performance measure for purposes of presentation in this release. The Company defines net debt as total long-term debt (including any current portion) less cash and cash equivalents.

Free cash flow is a supplemental financial measure that is not required by, or presented in accordance with, US GAAP. The Company believes free cash flow is helpful in analyzing the cash flow generating capability of the business and as a performance measure for purposes of presentation in this release. The Company defines free cash flow as net cash provided from operating activities plus cash used for capital expenditures.

EBITDA, adjusted EBITDA, adjusted net income and adjusted diluted EPS are supplemental financial measures that are not required by, or presented in accordance with, US GAAP. The Company believes EBITDA and adjusted EBITDA are helpful in analyzing the cash flow generating capability of the business and as performance measures for purposes of presentation in this release.

Net Working Capital is a supplemental financial measure that is not required by, or presented in accordance with, US GAAP. The Company believes net working capital is helpful in analyzing the effects on the cash flow generating capability of the business and as a performance measure for purposes of presentation in this release. The Company defines net working capital as total current assets less cash less total current liabilities.

Operating Working Capital is a supplemental financial measure that is not required by, or presented in accordance with, US GAAP. The Company believes operating working capital is helpful in analyzing the effects on the cash flow generating capability of the business and as a performance measure for purposes of presentation in this release. The Company defines operating working capital as net working capital less taxes less interest.

Innophos is not able to provide a reconciliation of its 2022 expectation for Adjusted EBITDA margin to GAAP net income due to the number of variables in the projected EBITDA margin for 2022 and because we are currently unable to quantify accurately certain amounts that would be required to be included in GAAP net income or the individual adjustments for such reconciliation. In addition, we believe such reconciliation would imply a degree of precision that would be confusing or misleading to investors.